Meyer Urges Blockbuster Shareholders to Protect Their Interests by Voting the GOLD Card

Open Letter to Blockbuster Inc. Shareholders

Vote your GOLD proxy card today

NEW YORK, June 9, 2010 –

Dear Fellow Blockbuster Shareholders,

It is important for you to understand why I am running for a seat on the board of Blockbuster Inc (NYSE: BBI).  I believe strongly that Blockbuster has the potential to stage a meaningful turnaround and regain its position as a leading provider of home entertainment to customers globally.  But for this potential to be realized, our Company needs the guidance of a strong board that is alert, engaged, and prepared to vigorously defend the interests of its shareholders, the true owners of the Company.

The incumbent board of directors has not acted in the best interests of its stockholders, lacks sufficient alignment of interests with shareholders, and should be held accountable for presiding over a loss of over $1.5 billion in equity market capitalization over the past five years.  I am seeking your support to add a shareholder advocate who has skin in the game, relevant industry experience, and the ability to provide a completely independent and fresh perspective to the deliberations of the board of Blockbuster.

I would also like to set the record straight regarding a number of misleading statements contained in the past several press releases issued by Blockbuster’s incumbent board.

THE INCUMBENT BOARD HAS MISREPRESENTED THE FACTS IN ORDER TO DIVERT YOUR ATTENTION AWAY FROM THEIR TRACK RECORD OF FAILURE

Blockbuster’s incumbent board has attempted to cloud the issues that I have raised in this election contest and divert your attention away from these issues by making false and misleading accusations about me and attempting to unfairly discredit my experience.  The incumbent board’s recent communications with shareholders have contained gross misrepresentations of the facts and unnecessary personal attacks in order to take the focus off the board’s poor performance, destruction of shareholder value, and lack of accountability over the past five years.  Consider the following misleading statements made by Blockbuster’s incumbent board in its recent letters to shareholders dated May 24, May 27, and June 3, 2010:

False and Misleading Claims by Blockbuster’s Incumbent Board

The Incumbent Board Claims:  “Meyer intends to bill Blockbuster for his proxy contest expenses should he be elected.”

Fact:
Not True.  Page 16 of my proxy statement dated May 25, 2010 clearly states that I do “not intend to seek reimbursement from the Company of the expenses” incurred in connection with the solicitation of proxies.  In contrast, 100% of the costs being spent by the incumbent board on their proxy solicitation efforts are being paid for by the Company and its shareholders.

The Incumbent Board Claims:  Implementing my restructuring proposal “would result in a third party controlling the Company with the power to cause significant dilution to the Company's equity holders.”

Fact:
Completely False.  Under no realistic scenario would a third party be able to control the company nor cause dilution to the equity holders under the restructuring proposal that I presented. Any assertion to the contrary indicates the proposal was not properly understood.  My sole objective in seeking a seat on the board is to enhance the value of equity for all shareholders and increase the price of Blockbuster’s stock.  As such, I would have no interest in supporting a proposal that resulted in a negative outcome for shareholders.

The Incumbent Board Claims: “Electing Meyer to your board is a high-risk proposition.”

Fact:
Seeking one out of seven board seats is a very moderate proposal.  There is far less risk having one truly independent shareholder advocate on the board than there is continuing with the incumbent board which has presided over a 95% decline in the value of BBI shares over the past 5 years.  If elected, I would be the largest non-management shareholder on the board and I would act in a manner that protects and enhances the value of BBI shares.

My intention is to work constructively with management and with my fellow directors to create value for the Company and its shareholders.  Once the proxy contest is behind us, I look forward to immediately addressing the Company’s challenges in a cooperative and objective manner.

The Incumbent Board Claims:  “Blockbuster faces a number of challenges without quick fixes or easy solutions. Your board and management are focused on addressing these challenges and positioning our Company for the future. Meyer is a distraction with no workable ideas, and we urge you not to subscribe to his inflammatory rhetoric.”

Fact:
Blockbuster has faced material challenges for years.  It’s called competition.  That’s the American way. The board has had years without “distractions” (as the Blockbuster PR Team characterizes them) or the annoyance of pesky shareholder involvement. That said, what has impeded the flow of creative juices at Blockbuster during these peaceful years?  Where was the output of “workable ideas” from the Blockbuster team?  If anyone has used “inflammatory rhetoric” during this campaign, it has come from the Blockbuster’s high-priced public relations firm- and we, the shareholders, are paying for it.

The Incumbent Board Claims: “Mr. Fernandes did not serve on Blockbuster's Nominating/Corporate Governance Committee” at the time of Jim Keyes’ recruitment to join Blockbuster as CEO

Fact:
Blockbuster’s 2007 Proxy Statement dated April 2, 2007 shows Fernandes as a member of the Nominating/Corporate Governance Committee at that time.  A March 21, 2007 article from the Associated Press announces then CEO John Antioco was leaving.  It follows that Fernandes, as a member of the Nominating Committee, did indeed have involvement in the process of searching for a new CEO.  Does Fernandes deny any involvement in recruiting Keyes to Blockbuster at this time?  Can Fernandes truly be considered independent of Keyes given their history that goes back well over a decade?

The Incumbent Board Claims:  “References to unproven allegations in prior lawsuits where Mr. Fernandes and Mr. Keyes were named defendants are wholly irrelevant… The suits were settled by 7-Eleven's current owners with absolutely no finding of wrongdoing on the part of Mr. Fernandes or Mr. Keyes and, in fact, all claims against both were ultimately dismissed.”

Fact:
These cases were settled only after the initial consideration offered to 7-Eleven stockholders was materially increased from the initial amount offered, after the lawsuits were filed.  Far from being irrelevant, Blockbuster shareholders deserve to know this historical fact in light of the current restructuring negotiations that are taking place at Blockbuster.  Given this history, how can shareholders be confident that these two directors are looking out for our best interests this time around?

We urge shareholders to ignore the scare tactics and misdirection being used by Blockbuster’s incumbent board in an attempt to take the focus off the real issues in this election contest.  You deserve a board that will work hard to protect your interests.

Fernandes’ Own Words Indicate He is Out of Touch With Blockbuster’s Reality

Most shareholders are aware that Mr. Fernandes served as the Vice Chairman of EDS through 1998.  While Mr. Fernandes may be a high quality business executive, his past experience has not translated into positive operational or financial results at Blockbuster during his tenure on the board these past five years.   In fact, recent comments by Fernandes himself demonstrate that he may be hopelessly out of touch with the realities of the very failures that have driven the Company to its current position.

According to a June 2, 2010 interview with Dow Jones Newswires, “Fernandes said his technological assistance has included working with Keyes to negotiate the DVD-rental kiosk agreement with NCR Corp. (NCR), and helping Blockbuster perform critical analysis of its Web site for the online subscriptions business.”  The fact that Gary touts his involvement in these two initiatives as a good thing demonstrates just how out of touch he is with the realities of the business.  Here are the facts related to these areas:

By Mail/Online Subscription:  Blockbuster’s execution of its by-mail/online subscription business has been a disappointment, to say the least.  The numbers tell the tale:  Blockbuster has added only approximately 400,000 subscribers from December 2005 through Q3 2009 during a time when Netflix has added over 8 million subscribers.  That’s a 20-fold difference!  Any affiliation Fernandes has had with the planning or execution of the By Mail/online subscription business would be a strong reason to question his continued service on the board.

Kiosks:  The execution of the kiosk initiative has been even more disappointing.  Blockbuster struck a deal with NCR in 2008, yet not a single dollar of revenue for Blockbuster has been reported from the NCR kiosk deal since that time.  Despite this, the NCR kiosks have been competing with Blockbuster’s brick-and-mortar stores resulting in the worst of both worlds for Blockbuster shareholders from this kiosk deal.  This deal is the epitome of ‘too little, too late.’ Again, any involvement Fernandes had in negotiating the NCR kiosk deal would be a reason he should NOT be re-elected to the Blockbuster board.

BLOCKBUSTER POISED FOR A TURNAROUND

On a positive note, I firmly believe that both the kiosk business and the By Mail Subscription business can be fixed and still hold an enormous amount of potential value if properly structured and managed due to Blockbuster’s strong brand awareness and the recently announced 28-day new release window advantage vs. Netflix and Redbox.  I look forward to leveraging my many years of relevant home entertainment industry experience to get these alternative distribution channels back on track and generating meaningful EBITDA for Blockbuster.

My belief is that Blockbuster is poised to experience a significant operational turnaround in the next few quarters due to the combined tailwinds of the 28-day window advantage and the closing of thousands of Movie Gallery/Hollywood Video stores.  But first the shareholders need to ensure that the board does not unnecessarily decide on a suboptimal restructuring plan that results in excessive dilution or worse.  Having a truly independent shareholder advocate on the board provides your best opportunity to protect against such an outcome.

MEYER’S SOLE OBJECTIVE IS TO CREATE VALUE FOR ALL SHAREHOLDERS

I am confident that a more independent board with specifically relevant expertise will assist Blockbuster to once again regain its rightful position as the leading home entertainment company with a value proposition unmatched by its peers.

Vote Your GOLD Proxy Card Today

The date of Blockbuster’s Annual Meeting is fast approaching. Blockbuster shareholders are urged to sign, date and return the GOLD proxy card as soon as possible and vote FOR Gregory S. Meyer.

You can also vote by telephone or Internet by following the instructions on the GOLD proxy card.  If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, InvestorCom, Inc., toll-free at (877) 972-0090.

I thank you for your consideration of this matter and appreciate your vote.

Yours truly,

/s/Gregory S. Meyer

Gregory S. Meyer, CFA

VOTE THE GOLD PROXY CARD TODAY

Shareholders are urged to vote the GOLD proxy card and NOT to sign any white proxy card sent to you by Blockbuster.  Even if you have sent a white proxy card to Blockbuster, you have every right to change your vote. You may revoke that proxy and vote FOR Gregory S. Meyer - by signing, dating and mailing a later dated GOLD proxy card.

Additional Information
In connection with Blockbuster’s 2010 Annual Meeting of Shareholders, Gregory S. Meyer has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2010 Annual Meeting of Shareholders of Blockbuster Inc. The definitive proxy statement and the GOLD proxy card were disseminated to shareholders of Blockbuster Inc. on or about May 25, 2010.

SHAREHOLDERS OF BLOCKBUSTER ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Gregory S. Meyer are available at no charge on the SEC’s website at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Gregory S. Meyer, CFA and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Contact:
Gregory S. Meyer, 212-444-8784
BBIStockholders@gmail.com